Exhibit 99.1

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WPAFB Selects DP&L to Privatize Electricity Assets

DAYTON, Ohio, Sept 8, 2009 – The Dayton Power and Light Company (DP&L) and the U.S. Air Force have announced an agreement to privatize the assets for the distribution and transmission of electricity at Wright-Patterson Air Force Base (WPAFB).

The Department of Defense has been privatizing non-core functions on military bases to streamline operations worldwide.  Outsourcing its electrical distribution system allows WPAFB to outsource functions not central to its mission.  The WPAFB assets included in the contract are:

•                  Eight substations for the transmission of electricity with 16 transformers

•                  Over 1,000 electrical poles with more than 21 miles of overhead electrical line

•                  More than 60 miles of underground electrical line

Over the life of the 50-year contract, DP&L will purchase the equipment and the base will pay DP&L to maintain and operate the system.  DP&L was selected in a sealed-bid process after a public request for bid.  The agreement is subject to approval by the Public Utilities Commission of Ohio (PUCO).

“Wright-Patterson is a growing economic engine for the Dayton region and Ohio.  It is the state of Ohio’s largest single site employer and one of the most diverse, multifaceted bases in the Air Force,” said Paul Barbas, president and CEO of DP&L.  “We are thrilled to support Wright-Patterson as it fulfills its existing duties while integrating additional missions as a result of the BRAC process.”

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” in 2009.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dpandl.com.

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